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                                                                  Exhibit (b)(3)

                             LOOMIS SAYLES FUNDS II

                 AMENDMENT NO. 2 TO AMENDED AND RESTATED BY-LAWS

The following Article 13 is hereby added to the By-Laws:

ARTICLE 13

Independent Trustees

13.1 Authority to Hire Staff. The Independent Trustees of the Trust shall have the express authority to hire employees and retain advisers and experts necessary to assist them in carrying out their duties to the Trust's shareholders, at the expense of the appropriate Trust.

Adopted: November 19, 2004